Exhibit 10.12

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of the 3rd day of June, 2009, by and between FPA Sandy Mall Associates, LLC, a Delaware limited liability company, (the “Landlord”) and Utah Community Bank, a Utah Corporation (the “Tenant”).

RECITALS

WHEREAS, Landlord is the successor-in-interest to Mariemont Holdings, LLC and Tenant are parties to that certain Lease, dated as of January 27, 1999 and subsequent Lease Renewal/Extension Agreement dated February 12, 2004 (the “Original Lease”), whereby Tenant leased that certain retail space located at 820 East 9400 South, Sandy, Utah 84070 consisting of approximately 4,484 rentable square feet (the “Premises”).

AND WHEREAS, by this First Amendment to Lease, Landlord and Tenant desire to extend the term of the lease for the above referenced Premises. All other terms and conditions of the original lease and subsequent amendments will remain unchanged and in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

PREMISES:	820 East 9400 South in the Sandy Village Shopping Center consisting of approximately 4,484 rentable square feet.

LEASE TERM:	Sixty (60) months, commencing August 1, 2009 and terminating July 31, 2014.

BASE RENT:	August 1, 2009 – July 31, 2011	$6,191.18 NNN per month
	August 1, 2011 – July 31, 2012	$6,376.92 NNN per month
	August 1, 2012 – July 31, 2013	$6,568.22 NNN per month
	August 1, 2013 – July 31, 2014	$6,765.27 NNN per month

OPERATING EXPENSES:	Triple Net Lease. Tenant is responsible for paying their own utilities, maintenance and repairs and a proportional share of the common area expenses, taxes and insurance of the Shopping Center.

SECURITY DEPOSIT:	Tenant currently has a security deposit n file with Landlord in the amount of $5,231.33. No additional deposit will be due at Amendment execution.

OPTION TO RENEW:	Tenant shall have the option to renew this lease for an additional five (5) years by giving Landlord written notice 180 days prior to lease expiration, on or before February 1, 2014 with rents to be negotiated at that time.

INSURANCE:	Tenant shall procure a $1,000,000 per occurrence General Liability Policy as explained more specifically in the original lease document. Ownership and Management companies shall be listed as additional insureds.

BROKERAGE FEE:	It is understood and agreed that Trinity Property Consultants, LLC is the only broker involved in this transaction.

CONFIDENTIALITY:	Tenant acknowledges that all correspondence and all communication between Landlord and Tenant concerning information that is part of this Lease Agreement is confidential information (collectively the “Confidential Information”). Tenant shall keep the Confidential Information strictly confidential and shall not disclose the Confidential Information to any person or entity other than Tenant’s financial or legal consultants.

IN WITNESS THEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:		“TENANT”:

FPA Sandy Mall Associates, LLC a Delaware limited liability company		Utah Community Bank a Utah Corporation

By: Its Manager: GF Sandy Mall, LLC		By:	/s/ Philip C. Gibson
a Delaware limited liability company
		Printed Name:	Philip C. Gibson
By:	/s/ Michael B. Earl
	Michael B. Earl - Manager	Title:	Senior Vice Pres.